EXHIBIT 10.107

DATED 13th. JUNE, 2002

TARRANT COMPANY LIMITED (1)

and

MARBLE LIMITED (2)

and

TRADE LINK HOLDINGS LIMITED (3)
(as Borrowers)

and

UPS CAPITAL GLOBAL TRADE FINANCE
CORPORATION (4)
(as Agent and Issuer)

and

CERTAIN BANKS AND
FINANCIAL INSTITUTIONS (5)
(as Banks)

SYNDICATED LETTER OF CREDIT FACILITY

BARLOW LYDE & GILBERT
24th Floor
Nine Queen’s Road Central
Hong Kong

THIS AGREEMENT is made the 13 day of June, 2002

BETWEEN:

(1)  TARRANT COMPANY LIMITED a company incorporated in Hong Kong under company number 163310 with its registered office at 13th Floor, Lladro Centre, 72-80 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (“Tarrant”);

(2)  MARBLE LIMITED a company incorporated in Hong Kong under company number 399753 with its registered office at 13th Floor, Lladro Centre, 72-80 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (“Marble”);

(3)  TRADE LINK HOLDINGS LIMITED a company incorporated in Hong Kong under company number 592076 with its registered office at 13th Floor, Lladro Centre, 72-80 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (“Trade Link”);

(4)  UPS CAPITAL GLOBAL TRADE FINANCE CORPORATION (“the Agent”) and in its capacity as the Finance Party issuing any Letter of Credit (“the Issuer”); and

(5)  THE BANKS AND FINANCIAL INSTITUTIONS named in Schedule 1 (“the Original Banks”).

IT IS AGREED as follows:

1  DEFINITIONS AND INTERPRETATION

1.1  In this Agreement, including the Schedules, the following words and expressions shall (except where the context otherwise requires) have the following meanings:-

“Adjusted Net Worth”	the meaning given to it in Clause 10.5;

“Auditors”	Ernst & Young, or any other firm of accountants of similar standing selected by the Borrowers and satisfactory to the Agent;

“Available Commitment”	the Commitment of each Bank less that Bank’s Participating Proportion of the aggregate of the Issuer’s contingent liabilities under any Letters of Credit issued;

“Available Facility”	at any time, the aggregate of the Available Commitments;

“Bank”	any Original Bank and any Transferee which has become a party to this Agreement in accordance with Clause 22 in each case so long as it continues to be a party to this Agreement;

“Borrowers”	Tarrant, Marble and Trade Link and “Borrower” means any of them;

“Borrowing Costs”	the meaning given to it in Clause 10.5;

“Borrowings”	the meaning given to it in Clause 10.5;

“Commitment”
in relation to a Bank, the amount set opposite its name in Schedule 1 (and/or, as the case may be, the amount in US dollars specified as the portion transferred in the Transfer Certificate pursuant to which such Bank increased its Commitment or became a party to this Agreement) as the same may at any time be cancelled, reduced or transferred by it in accordance with this Agreement;

“Commitment Period”	the period commencing on the date of this Agreement and ending on the Termination Date;

“Default”
an Event of Default or any condition, act or event which (with the giving of notice, lapse of time, making of any determination, fulfilment of any condition or any combination of any of the foregoing) may become an Event of Default;

“Default Interest Period”	the meaning given to it in Clause 13.2;

“EBITDA”	the meaning given to it in Clause 10.5;

“Environmental Authorisation”	any authorisation, permit, licence, consent, registration or other approval required by or pursuant to any Environmental Law;

“Environmental Laws”
all applicable laws, regulations, codes of practice, circulars, statutory guides, guidance notes and the like (whether in Hong Kong, the United States or in any other jurisdiction in which any Borrower carries on its business or in which its assets may be situated) relating to contamination, human health, safety or the environment including but not limited to those relating to waste, nuisance, health and safety, noise, packaging or the manufacture, processing, use, handling, treatment, storage, labelling, recovery, recycling, transport or disposal of Hazardous Substances;

“Event of Default”	any of those events specified in Clause 12.1;

“FRI”
Fashion Resource (TCL), Inc., a company incorporated under the laws of the state of California in the United States of America with its registered office at 3151 East Washington Boulevard, Los Angeles, Ca 90023, USA;

“Facility”	the facility referred to in Clause 2.1 made or to be made available to the Borrowers on the terms and subject to the conditions of this Agreement;

“Facility Office”
in relation to a Bank at any time, the office set out under its name at the end of this Agreement or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee or, in the case of a Bank which is an assignee or other successor of any other Bank, the office notified to the Agent by the assignee or other successor on or before the date it becomes a Bank or such other office as such Bank may from time to time notify to the Agent;

“Finance Document”
this Agreement, the Security Documents and any other agreement, deed, notice, document or certificate entered into by any Borrower pursuant thereto or otherwise in connection therewith, in each case as amended or modified from time to time;

“Finance Party”	each of the Agent, the Issuer and any Bank;

“Financial Statements”	any financial statements required to be delivered to the Agent pursuant to Clause 10.2.1 and complying with the provisions of Clause 10.3;

“Financial Year”	any period of twelve months ending on 31st December;

“Flotation”	the inclusion of any part of the ordinary share capital of the Parent or the Borrower on any recognised investment exchange;

“Foreign Currency”	any currency which is freely transferable and freely convertible into US dollars as may at any time be specifically agreed by the Agent;

“GAAP”	generally accepted accounting principles and policies in Hong Kong consistently applied;

“GMAC”	GMAC Commercial Credit LLC, a limited liability company incorporated under the laws of New York in the United States of America;

“Group”	at any time, TAG and all TAG’s Subsidiaries (and

member of the Group shall be construed accordingly);

“Guez Guarantee”	the guarantee entered into on even date herewith by Mr Gerard Guez in favour of the Agent on behalf of the Issuer and the Banks;

“Hazardous Substance”
any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to the environment, human health or welfare or to any organism, including (without limitation) any type of waste or any form of energy;

“Intercreditor Agreement”
an intercreditor agreement entered into on even date herewith by and between the Issuer, GMAC and TAG, setting out the terms of the relationship between the parties thereto regarding, inter alia, the security granted by TAG to each of GMAC and the Issuer;

“Letter of Credit”
any letter of credit issued, or import loan granted or Documents against Acceptance financed, by the Issuer at the request of the Borrower pursuant to the terms of Clause 4.2 (including without limitation any standby letter of credit issued by the Issuer in favour of The Hongkong and Shanghai Banking Corporation Limited);

“Letter of Credit Fee”	the meaning given to it in Clause 17.1;

“Majority Banks”
Banks whose Outstandings together exceed sixty-six and two-thirds per cent (66.67%) of the Outstandings of all the Banks (or, if there are no Outstandings, Banks whose Commitments together exceed sixty-six and two-thirds per cent (66.67%) of the Total Commitments) provided that, if at any time there is only one Bank party to this Agreement “Majority Banks” shall mean that Bank singly, and if at any time there are only two Banks party to this Agreement “Majority Banks” shall mean the Bank with the largest Outstandings (or, if there are no Oustandings, the Bank with the largest Commitment);

“Management Accounting Period”	each period of three calendar months ending on 31st March, 30th June, 30th September and 31st December in any year;

“Management Accounts”
as at the date of this Agreement, the unaudited but consolidated and consolidating management accounts of each of the Parents and the Borrowers in respect of the Management Accounting Period ended 31st

March 2002 to be prepared in accordance with GAAP and in a format agreed by the Agent and thereafter those accounts or the then latest such accounts for successive Management Accounting Periods required to be delivered to the Agent pursuant to Clause 10.2.2;

“Original Financial Statements”	the financial statements of TAG, the Group and the Borrowers for the Financial Year ending 31st December 2001;

“Outstandings”
in relation to a Bank at any time, the aggregate principal amount of its share of the US dollar equivalent of the aggregate contingent liabilities in respect of any Utilisations outstanding at that time;

“Parent Guarantee”	the guarantee and security agreement entered into on even date herewith by the Parents in favour of the Agent on behalf of the Issuer and the Banks;

“Parents”	TAG and FRI and “Parent” means either of them;

“Participating Proportion”	in relation to a Bank and any payment or indemnification due from it hereunder at any time:

(i)	the proportion borne by its Outstandings to the aggregate of the Outstandings of all the Banks at that time; or

(ii)	if there are no Outstandings at that time, the proportion borne by its Commitment to the Total Commitments; or

(iii)	if at that time there are no Outstandings and the Total Commitments have been cancelled, the proportion borne by its Commitment to the Total Commitments immediately before they were cancelled,

in each case determined, and as at such time as may be specified, by the Agent;

“Permitted Encumbrance”	any encumbrance permitted under Clause 11.3.1;

“Permitted Indebtedness”	any indebtedness permitted under Clause 11.3.3;

“Relevant Accounting Information”	the meaning given to it in Clause 10.4;

“Sale”	in relation to any Borrower, any transaction pursuant to which a person (or persons acting in concert) obtains control of the relevant Borrower (other than those persons having control of the relevant Borrower immediately after the date of this Agreement) or in terms of which all or substantially all of the assets of the relevant Borrower, or of the Borrowers as a whole, are transferred to such person;

“Security Documents”
(i) the Syndicated Composite Guarantee and Debenture (ii) the Parent Guarantee; (iii) the Guez Guarantee, (iv) a charge over shares executed on even date herewith by FRI in favour of the Agent on behalf of the Issuer and the Banks in respect of its shares in Tarrant, and (v) the Intercreditor Agreement, in each case as amended or modified from time to time;

“Subsidiary”	a subsidiary as that term is defined in the Companies Ordinance (Cap 32 of the Laws of Hong Kong);

“Syndicated Composite Guarantee and Debenture”	a syndicated composite guarantee and debenture entered into on even date herewith between the Borrowers and the Issuer;

“TAG”
Tarrant Apparel Group, a company incorporated under the laws of the state of California in the United States of America with its registered office at 3151 East Washington Boulevard, Los Angeles, Ca 90023, USA;

“Termination Date”	the date falling twelve months after the date of this Agreement;

“Total Commitments”	the aggregate at any time of the Commitments of all the Banks;

“Total Outstandings”	the aggregate at any time of the Outstandings of all the Banks;

“Transfer Certificate”	a certificate substantially in the form set out in Schedule 4 completed in accordance with Clause 22;

“Transferee”	a bank or other financial institution to which a Bank seeks to transfer rights and obligations under this Agreement in accordance with Clause 22;

“Utilisation”	a utilisation of the Facility consisting of the issue by the Issuer of a Letter of Credit; and

“Utilisation Notice”	a notice of Utilisation (either by means of an on-line electronic request or in the form of a completed application form acceptable to the Issuer) as is more particularly referred to in Clause 4.6.1.

1.2  Construction

Any reference in this Agreement to:

the “Agent”, the “Issuer”, or any “Bank” shall be construed so as to include their respective successors, Transferees and assignees in accordance with their respective interests;

“this Agreement” or to any other agreement or document shall, unless the context otherwise requires, be construed as a reference to this Agreement or such other agreement or document as the same may from time to time be amended, varied, supplemented, novated or replaced and shall include any document which is supplemental to, is expressed to be collateral with, or is entered into pursuant to or in accordance with, the terms of this Agreement or, as the case may be, such other agreement or document;

the “assets” of any person shall be construed as a reference to all or any part of its business, operations, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

a “business day” is a reference to a day (other than a Saturday, Sunday or public holiday) on which banks generally are open for business in Hong Kong;

a document being a “certified copy” of another means such document is certified by a duly authorised officer of the Borrowers (or by reputable solicitors to the Borrowers from time to time) as being a true, complete, accurate and up-to-date copy of the original;

a person being “controlled” by another means that that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of that person or otherwise controls or has the power to control the affairs and policies of that person;

a “credit agreement” shall be construed as a reference to any conditional sale agreement, hire purchase or credit sale agreement or other similar agreement entered into primarily as a method of financing the acquisition of the asset which is the subject of such agreement;

“US dollars” and “US$” shall mean the lawful currency of the United States of America;

an “encumbrance” shall be construed as a reference to a mortgage, charge, assignment by way of security, pledge, lien, hypothecation, right of set-off, reservation of title arrangement, preferential right (save as arising under the general law for the protection of certain classes of creditors) or any trust, flawed asset or other arrangement for the purpose of and having a similar effect to the granting of security, or other security interest of any kind;

a “finance lease” shall be construed as a reference to any lease or other similar agreement entered into primarily as a method of financing the use of the asset which is the subject of such lease or agreement;

“financial indebtedness” in respect of any person shall be construed as a reference to any indebtedness of that person in respect of:

(i)  monies borrowed or raised (including by way of preference share capital but excluding by way or ordinary shares);

(ii)  any debenture, bond, note, loan stock, commercial paper or similar instrument;

(iii)  any acceptance credit, bill-discounting, note purchase or documentary credit facility;

(iv)  any credit agreement or finance lease;

(v)  any receivables purchase, factoring or discounting arrangement under which there is recourse in whole or in part to that person;

(vi)  credit (other than normal trade credit for a period not exceeding 90 days) or deferred payment arrangements in respect of the acquisition or construction price of assets acquired or constructed or the purchase price of services supplied;

(vii)  any other transaction having the commercial effect of a borrowing or other raising of money entered into by a person to finance its business or operations or capital requirements; or

(viii)  (without double counting) any guarantee or other assurance against financial loss in respect of the indebtedness of any other person arising under an obligation falling within (i) to (vii) above;

the “Financial Statements” or the “Management Accounts” shall be construed so as to include any notes, reports, statements or other documents annexed or attached to any of them;

a “guarantee” shall be construed so as to include an indemnity, bond, standby letter of credit and any other obligation (whatever called) of any person to pay for, purchase, provide funds for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness or other obligation of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

“indebtedness” shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

something having a “material adverse effect” on a person shall be construed as a reference to it having a material adverse effect (i) on its financial condition, business or operations or on the consolidated financial condition, business or operations of it and its Subsidiaries or (ii) on its ability to pay principal and/or interest when due and/or comply with its obligations under any Finance Document;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month;

a “person” shall be construed as a reference to any individual, firm, company, corporation, public authority or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a “public authority” shall be construed as a reference to any government of any country or sovereign state or any political sub-division thereof or any department, agency, public corporation or other instrumentality of any of the foregoing;

a “regulation” shall be construed so as to include any regulation, rule, by-law, official directive, requirement, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

the “US dollar equivalent” of (i) any amount denominated in a Foreign Currency shall mean the equivalent in US dollars of such amount as determined by the Agent by reference to the Agent’s spot rate of exchange for the purchase of US dollars with the relevant Foreign Currency at or about 11.00 am on the date on which the relevant determination falls to be made and of (ii) any amount denominated in US dollars shall mean such US dollar amount;

“tax” shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

an “unpaid sum” is a reference to an unpaid sum as that term is defined in Clause 13.1;

the “winding-up”, “dissolution”, “administration”, “receivership” or “bankruptcy” of a person and references to the “liquidator”, “administrator”, “receiver”, “administrative receiver”, “receiver and manager”, “manager” or “trustee” of a person shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, insolvency representative or officer under the law of the jurisdiction in which such person or, as the case may be, insolvency representative or officer is incorporated or constituted or of any jurisdiction in which such person or, as the case may be, insolvency representative or officer, carries on business.

1.3  Any reference in this Agreement to any ordinance, statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such ordinance, statute or statutory provision (including all instruments, orders or regulations made thereunder or deriving validity therefrom) as in force at the date of this Agreement and as subsequently re-enacted or consolidated.

1.4  Any reference in this Agreement to a time of day shall, save where the context otherwise requires, be construed as a reference to Hong Kong time.

1.5  In construing this Agreement general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.6  The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision of this Agreement.

1.7  This Agreement supersedes any previous agreement, whether written or oral, express or implied, between the Borrower, the Agent and the Banks, or any of them, in relation to the subject matter of this Agreement.

1.8  The headings in this Agreement are for convenience only and shall not affect its meaning and references to a Clause, Schedule or paragraph are (unless otherwise stated) to a clause of, or Schedule to, this Agreement and to a paragraph of the relevant Schedule.

1.9  This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

1.10  Save where the context otherwise requires, the plural of any term includes the singular and vice versa.

1.11  Nothing in this Agreement or envisaged hereby shall operate, whether directly or indirectly, to constitute a partnership between any of the Borrowers and any of the other parties to this Agreement.

1.12  The obligations of the Borrowers under this Agreement are joint and several.

2  THE FACILITY

2.1  The Facility

Subject to the terms and conditions of this Agreement, the Banks may make available to the Borrowers an uncommitted letter of credit facility of up to US$25,000,000 (Twenty Five Million US dollars) or its equivalent from time to time in other currencies. The Facility shall comprise the provision of Letters of Credit to be issued by the Issuer (subject to reimbursement by the Borrower and each of the Banks on the terms set out in this Agreement) in a maximum principal amount not exceeding US$25,000,000 (Twenty Five Million US dollars) or its US dollar equivalent from time to time in other currencies.

2.2  Purpose

The Facility is intended for the Borrowers’ general working capital purposes and the Borrowers shall apply all amounts raised by them under this Agreement accordingly provided that none of the Agent or any of the Banks shall be obliged to concern itself with the application of amounts raised by the Borrowers under this Agreement.

2.3  Obligations Several

The obligations of each Bank under this Agreement are several. The failure by any Bank to perform its obligations under this Agreement shall not affect the obligations of the Borrowers towards any other party to this Agreement nor shall any such other party be liable for the failure by such Bank to perform its obligations.

2.4  Rights Several

The rights of each Bank are several. The amount at any time owing by the Borrowers to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

2.5  Continuing Obligations

The obligations of any party under or in respect of Clauses 4, 5, 6, 7, 13, 14, 15, 16, 17, 18, 19 and 21.8 shall continue even after the Total Commitments have been cancelled or otherwise reduced to zero and the Outstandings of all the Banks have been permanently repaid or prepaid.

3  CONDITIONS PRECEDENT

The Banks will not consider exercising their discretion to make the Facility available under this Agreement unless the Agent has received, or the Banks are satisfied that the Agent will receive at the same time as or immediately prior to the making available of the Facility, in form and substance satisfactory to it, all of the documents and evidence referred to in Schedule 2 (save to the extent that the Agent may at any time waive such receipt).

4  UTILISATION OF THE FACILITY

4.1  Conditions of Utilisation

The Issuer will not consider exercising its discretion to issue any Letter of Credit and no Utilisation Notice in respect of the Facility shall become effective unless either:

4.1.1  no Default has occurred or would occur if a Letter of Credit was issued and the representations set out in Clauses 9.1 and 9.2 to be repeated on and as of the proposed date for the issuing of such Letter of Credit are true on and as of such date; or

4.1.2  the Issuer and the Banks have agreed (notwithstanding any such matter) to the issue of such Letter of Credit.

4.2  Letters of Credit

Upon the request of any Borrower (contained in a Utilisation Notice), the Issuer may, in its sole and absolute discretion, issue one or more documentary letters of credit, or grant to that Borrower one or more import loans or finance one or more Documents against Acceptance (each a “Letter of Credit”), in each case denominated in US dollars or any Foreign Currency as the Issuer may agree, for that Borrower’s account and subject to the terms of this Agreement. Without prejudice to the Issuer’s overriding discretion as to whether to accept or to reject any request for the issue of a Letter of Credit, the Issuer will not issue any Letter of Credit:

4.2.1  if the US dollar equivalent of the maximum face amount of the requested Letter of Credit, plus all commissions, fees and charges due from the Borrower in connection with its issue, would cause the amount of the Available Facility to be exceeded at such time; or

4.2.2  if the expiry date of the Letter of Credit would be later than 364 days from its date of issue; or

4.2.3  if the US dollar equivalent of the maximum face amount of the requested Letter of Credit when aggregated with the US dollar equivalent of the maximum face value of all Letters of Credit then in issue would exceed US$25,000,000 (Twenty Five Million US dollars);

unless the Issuer has specifically agreed with the Borrower that it is prepared to do so.

4.3  Utilisation Notices

Subject to the terms of this Agreement, each Utilisation Notice shall be irrevocable (only so far as the Borrowers are concerned) and shall oblige the relevant Borrower to give effect to the Utilisation so requested on the date specified in such Utilisation Notice upon the terms and subject to the conditions set out in this Agreement.

4.4  Termination of Commitments

If it has not already been cancelled prior to such time the Commitment of each of the Banks in relation to the Facility shall be terminated at close of business in Hong Kong on the last day of the Commitment Period for the Facility.

4.5  Special Conditions for Issue of Letters of Credit

In addition to being subject to the satisfaction of the applicable conditions precedent referred to in Clause 3, and without prejudice to the Issuer’s overriding discretion as to whether to accept or to reject any request for the issue of a Letter of Credit, the Issuer shall be entitled to refuse to issue any Letter of Credit if the following conditions have not been satisfied in a manner satisfactory to the Agent:

4.5.1  the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and the Issuer, acting reasonably; and

4.5.2  as of the date of issue, no order of any court, arbitrator or public authority shall purport by its terms to prohibit or restrain the Issuer or banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to the Issuer or banks generally and no request or directive (whether or not having the force of law) from any central bank or public authority with jurisdiction over the Issuer or banks generally shall prohibit, or request that the Issuer refrain from, the issue of letters of credit generally or the issue of such Letter of Credit.

4.6  General Conditions for Issue of Letters of Credit

4.6.1  Requests for issue of Letters of Credit:    The Borrower in question shall deliver a duly completed Utilisation Notice (either by means of an on-line electronic request or in the form of a completed application form acceptable to the Issuer) to the Issuer two business days’ prior to the proposed date for the issue of any Letter of Credit.

4.6.2  No extensions or amendment:    The Issuer shall not be obliged to extend or amend or cause to be extended or amended any Letter of Credit it has issued.

4.6.3  Events of Default:    The Issuer need not, before issuing a Letter of Credit, make any enquiry or otherwise concern itself as to whether any event has occurred which, under the terms hereof, would relieve the Issuer from its obligations to issue that Letter of Credit and accordingly neither the Borrower nor any of the Banks shall have any right to resist any claim under Clause 4.8 nor otherwise on the ground that any such event had occurred before the issue of the Letter of Credit, provided that, before issuing a Letter of Credit, the Issuer shall inform each of the Banks of any Event of Default of which it has actual notice.

4.6.4  Incorporation of standard conditions:    The Borrowers hereby agree that the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No 500 (UCP 500) shall in all respects apply. The Borrowers further agree that the issue of Letters of Credit under this Agreement shall be subject to such other terms and conditions of the Issuer as the Issuer may from time to time notify to the Borrowers, including without limitation the Issuer’s standard terms and conditions relating to Trust Receipts in relation to the release of any goods which are represented by or referred to in documents to be tendered under any Letter of Credit (or the documents of title representing such goods) by the Issuer to any Borrower.

4.6.5  Due dates for Import Loans and Documents against Acceptance:    unless otherwise agreed between the relevant Borrower and the Issuer, the due date for payment for any Import Loan granted by the Issuer shall be 60 days after the date such loan is granted and the due date for any Documents against Acceptance financed by the Issuer shall be 45 days after the date of such financing.

4.7  Fees for Letters of Credit

4.7.1  The relevant Borrower agrees to pay to the Agent for the account of the Issuer with respect to each Letter of Credit, the Letter of Credit Fee and such other reasonable fees and other charges as are charged by the Issuer for Letters of Credit issued by it, including, without limitation its standard fees for issuing, administering, amending, renewing, paying and cancelling Letters of Credit and all other fees associated with issuing or servicing Letters of Credit, as and when assessed, all as specified in Clause 17.1 and Schedule 5.

4.7.2  On the first day of each month following a month in which any Letter of Credit has been issued and remains outstanding, the Issuer shall pay to the Agent for each of the Banks an amount equal to each such Bank’s Participating Proportion of the Letter of Credit Fee which would have been payable on the average daily face amount under any such Letter of Credit during that previous month, provided that the Issuer shall have actually collected all payments in respect of the Letter of Credit Fee at the full rate.

4.8  Payments pursuant to Letters of Credit

4.8.1  Demands under a Letter of Credit:    If a demand for payment is made under a Letter of Credit on the Issuer, the Issuer shall promptly pay the sum demanded in accordance with the terms of the relevant Letter of Credit, whereupon:

(a)  the Agent shall not later than four hours after receipt of such demand, if such demand is made prior to 1.00 pm (Hong Kong time) on any business day, or otherwise by 10.00 am (Hong Kong time) on the next succeeding business day, notify each Bank of the amount of such demand and such Bank’s proportion thereof which such Bank shall be obliged to pay; and

(b)  each Bank shall on the date of such notification make its share of the amount demanded available to the Agent for the benefit of the Issuer in immediately available funds.

If any Bank is unable to make its share of such amount available on such date, it shall nevertheless do so as soon as possible thereafter and in any event by no later than two business days after the date notice of such requirement was given to it by the Agent, together with interest thereon from the date of such notice to the date of payment at the rate specified by the Agent as representing the Issuer’s cost of funds.

4.8.2  Indemnity:    The Borrowers agree to indemnify and hold harmless the Issuer in US dollars or US dollar equivalent from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable legal fees) which the Issuer may incur or sustain as a consequence of the issue of any Letter of Credit or the performance of its obligations thereunder. This is a continuing indemnity, extends to the ultimate balance of the Borrowers’ obligations and liabilities under Clause 4 and shall continue in force notwithstanding any intermediate payment in whole or in part of those obligations or liabilities.

4.8.3  Payment of Letter of Credit obligations:    Without limiting or affecting any of the provisions of this Clause 4.8, the Borrowers agree to reimburse the Agent and each

Bank for any drawing under any Letter of Credit, and any other amounts paid or payable by the Issuer under any Letter of Credit, immediately upon demand, and to pay the Agent the amount of all other obligations and other amounts payable to it under or in connection with any Letter of Credit immediately when due, irrespective of any claim, set-off, defence or other right which the Borrowers may have at any time against the Agent, the Banks, the Issuer or any other person. In each case payment will (unless otherwise agreed or required by the Agent) be made in US dollars in Hong Kong together with all interest, charges and expenses payable to or incurred by the Issuer in connection with the Letter of Credit. Without prejudice to the provisions of Clause 13, interest for these purposes shall accrue upon such amounts as stated above as well after as before judgment, from the date when such amounts were first paid by the Issuer until payment of them by the Borrower(s) in full, at the following rates:-

(a)  subject to Sub-clause (b) below, 0.5% per annum above the Prime rate of Bank of America (as conclusively determined by Bank of America) from time to time; or

(b)  if any Borrower is in default of any provision of this Agreement (or any other agreement between the Issuer and the Borrower in respect of the issue of Letters of Credit), then the interest rate shall be the applicable rate specified in Sub-clause (a) above, plus an additional 2.5% per annum.

4.8.4  Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year, and shall be compounded and payable monthly.

4.9  Letters of Credit—Assumption of Risk

4.9.1  Authorisations:    The Borrowers and the Banks unconditionally and irrevocably:

(a)  authorise and direct the Issuer to pay any request or demand for payment under and in accordance with any Letter of Credit issued by it without requiring proof of the Borrower’s agreement that any amount so demanded or paid is or was due and notwithstanding that the Borrower may dispute the validity of any such request, demand or payment or the purported transfer of the rights or benefits under the Letter of Credit to a third party;

(b)  confirm that the Issuer shall not be concerned with the legality of any claim under any Letter of Credit or any other underlying transaction or any set-off, counterclaim or defence as between the Borrower and any beneficiary of any Letter of Credit or between any such beneficiary and a third party; and

(c)  agree that the Issuer need not have any regard to the sufficiency, accuracy or genuineness of any such request or demand or any document, certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing or issuing any such request, demand, document, certificate or statement which appears on its face to be in order and agrees that the Issuer shall not be obliged to enquire as to any such matters and may assume that any such request, demand, document, certificate or statement which appears on its face to be in order is correct and properly made.

4.9.2  Rights of contribution and subrogation:    Until all amounts which are or may become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and the Agent, the Issuer, the and/or the Banks are under no liability hereunder, whether actual or contingent, the Borrowers shall not, by virtue of any payment made by any of them under or in connection with or referable to this Clause 4 or otherwise be subrogated to any rights, security or monies held or received by the Agent or the Banks or be entitled at any time to exercise, claim or have the benefit of any right of contribution or subrogation or similar right against any of them and the Borrowers irrevocably waive all rights of contribution or similar rights against each of them.

4.9.3  Waiver of defences:    The Borrowers’ obligations under this Clause 4 shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of their obligations hereunder in whole or in part, including without limitation and whether or not known to any of them:

(a)  any time or waiver granted to or composition with any beneficiary or any other person;

(b)  any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights, remedies or securities available to the Issuer or other person or arising under any Letter of Credit; or

(c) any unenforceability, illegality or invalidity of any Letter of Credit to the intent that each Borrower’s obligations under this Clause 4 shall remain in full force and be construed as if there were no such effect.

4.10  Supporting Letter of Credit; Cash Collateral

If, notwithstanding the provisions of this Clause 4, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination (and without prejudice to the Agent’s and the Banks’ overriding right to demand repayment of all amounts paid or payable under any Letter of Credit, immediately upon demand) the Borrowers shall deposit with the Agent, for the amount of the Issuer, at its discretion, with respect to each Letter of Credit then outstanding, either:

4.10.1  a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to not less than the US dollar equivalent of the greatest amount for which such Letter of Credit may be drawn together with all fees, expenses and charges in respect thereof (together the “maximum liability”) under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Issuer for payments made by the Issuer under such Letter of Credit; or

4.10.2  cash in an amount equal to such maximum liability.

Such Supporting Letter of Credit or deposit of cash shall be held by the Agent as security for, and to provide for the payment of, the aggregate face amount of all Letters of Credit remaining outstanding.

4.11  Participation and Notification

4.11.1  Participation by Banks:    Each Bank will participate through its Facility Office in any amount to be reimbursed to the Issuer following any non-payment by any Borrower of any amount due from it in respect of a Letter of Credit, in its Participating Proportion at the time of any such non-payment.

4.11.2  Notification to Banks:    The Agent shall, promptly after receipt by it of a Utilisation Notice, notify each Bank of the details of such notice.

5  CANCELLATION

5.1  Cancellation of Commitment of All Banks

The Borrowers may, by giving to the Agent not less than thirty days’ prior notice to that effect, such notice to be in writing and signed by each Borrower, cancel the whole or any part of the Total Commitments. Any such cancellation shall reduce the Commitment of each Bank rateably.

5.2  Notices Irrevocable

Any notice of cancellation given by the Borrowers pursuant to Clause 5.1 shall be irrevocable, shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

5.3  Termination Date

If it has not already been cancelled prior to such time the Commitment of each Bank shall be terminated at close of business in Hong Kong on the Termination Date.

6  TAXES

6.1  Requirement to Gross-up

All payments to be made by any Borrower to any person under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Borrower is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding (including any deduction or withholding applicable to additional sums payable under this clause), such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or been required to be made.

6.2  Indemnity

Without prejudice to the provisions of Clause 6.1, if any person or the Agent is required to make any payment on account of tax (other than tax on its overall net income) on or calculated by reference to any Letter of Credit issued under this Agreement and/or by reference to any sum received or receivable under this Agreement by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 6) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the Borrowers shall, upon demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

6.3  Notification

A Bank intending to make a claim pursuant to Clause 6.2 shall notify the Agent of the event by reason of which it is entitled to do so whereupon the Agent shall notify the Borrowers.

6.4  Tax Receipts

Without prejudice to the provisions of Clause 6.1, if any Borrower makes any payment under this Agreement in respect of which it is required by law to make any deduction or withholding it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty days after it has made such payment to the applicable authority an original receipt or other appropriate evidence issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

7  INCREASED COSTS

7.1  Circumstances

This Clause 7 applies if the Agent or, as the case may be, any Bank, in its sole discretion determines that, as a result of the introduction of, or any change in any law, treaty or regulation (whether or not having the force of law) or the interpretation, administration or application thereof, or in the practice of banks generally in the relevant jurisdiction or compliance by any such person with any request from or requirement (whether or not having the force of law) of any central bank or other fiscal, monetary or other authority:

7.1.1  it incurs a cost in assuming or maintaining all or any part of its Commitment under this Agreement and/or in making, maintaining or funding all or any part of its Outstandings or any unpaid sum and/or in assuming or maintaining a contingent liability under or pursuant to this Agreement (whether under any Letter of Credit or otherwise), or that cost is increased; or

7.1.2  any sum received or receivable by it under this Agreement or the effective return to it under this Agreement is reduced; or

7.1.3  it suffers a reduction in the rate of return on its overall capital below that which might reasonably have been anticipated at the date of this Agreement and which it would have been able to achieve but for having entered into and/or performing its obligations and/or assuming or maintaining its Commitment or contingent liability under or pursuant to this Agreement; or

7.1.4  it makes any payment or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under or pursuant to this Agreement.

7.2  Payment of Increased Costs

If Clause 7.1 applies, then:

7.2.1  the person concerned shall notify the Agent of the relevant event promptly upon its becoming aware of the same and provide a certificate to the Agent confirming the amount of its increased costs or reduction in return, whereupon the Agent shall notify the Borrowers in writing; and

7.2.2  upon demand of the Agent, the Borrowers shall pay to the Agent for the account of the person concerned amounts sufficient to indemnify that person against the relevant cost, increased cost, reduction, reduction in the rate of return, payment or forgone interest or other return or such proportion thereof as is, in the opinion of such person, attributable to its obligations under this Agreement.

7.3  Exceptions

Clause 7.2 does not apply to any cost, increased cost, reduction, reduction in the rate of return, payment or forgone interest or other return:

7.3.1  compensated for or excluded by the operation of Clause 6; or

7.3.2  attributable to any change in the rate of tax on the overall net income of the Agent or any Bank.

8  ILLEGALITY

8.1  Consequences of Illegality

If at any time it is unlawful, or contrary to any directive or request of any central bank or other fiscal, monetary or other authority or to the practice of banks in the relevant jurisdiction, or impossible for a Bank to assume or remain under any obligations hereunder in relation to or under any Letter of Credit issued hereunder or to exercise its rights as contemplated by this Agreement, then that Bank, shall promptly after becoming aware of the same, deliver to the Borrowers through the Agent a certificate to that effect and:

8.1.1  such Bank shall not thereafter be obliged (in the case of the Issuer) to issue any Letter of Credit and its Commitment shall immediately be cancelled and reduced to zero; and

8.1.2  if the Agent on behalf of such Bank so requires, the Borrowers shall on such date as the Agent shall have specified deposit with the Agent for the benefit of such Bank a Supporting Letter of Credit or cash, in either such case in the same manner as contemplated in Clause 4.10.

9  REPRESENTATIONS AND WARRANTIES

9.1  General Representations and Warranties

Each Borrower represents and warrants to and for the benefit of each Finance Party that, except as disclosed to and accepted by the Agent in writing:

9.1.1  Status:    each Borrower is a limited liability company duly incorporated or a corporation duly organised and validly existing and in good standing under the laws of its jurisdiction of incorporation having the power and authority to own its assets and to conduct the business and operations which it conducts or proposes to conduct;

9.1.2  Powers and authority:    each of the Borrowers has full power and authority to enter into and perform each of the Finance Documents to which it is or will be a party and any other document to be entered into by it pursuant thereto and has taken all necessary corporate or other action to authorise the execution, delivery and performance of each such Finance Document and each such other document;

9.1.3  Authorisations:    all actions, conditions and things required by all applicable laws and regulations to be taken, fulfilled, obtained or done in order (i) to enable each of the Borrowers lawfully to enter into, exercise its rights under and perform and comply with its obligations under each of the Finance Documents to which it is or will be a party and any other document to be entered into pursuant thereto (ii) to ensure that those obligations are valid, legally binding and enforceable in accordance with their respective terms and (iii) to make each of the Finance Documents to which any of the Borrowers is a party and all such other documents admissible in evidence in Hong Kong and, if different, its jurisdiction of incorporation have been taken, fulfilled, obtained or done;

9.1.4  Non-violation:    the execution by each of the Borrowers of, and the exercise by each of the Borrowers of its rights and performance of or compliance with its obligations under, each of the Finance Documents to which it is or will be a party do not and will not violate (i) any law or regulation to which it or any of its assets is subject or (ii), to an extent or in a manner which has or could have a material adverse effect on it, any agreement to which it is a party or which is binding on it or its assets or conflict with its constitutional documents and in particular will not cause any limit on the borrowing or other powers of any of the Borrowers or the exercise of such powers by its board of directors to be exceeded;

9.1.5  Obligations binding:    the obligations of each of the Borrowers under each of the Finance Documents are legal, valid and binding and enforceable in accordance with their respective terms;

9.1.6  Litigation:    save as disclosed in writing to and agreed by the Agent prior to the date of this Agreement, no Borrower is involved or engaged in any litigation, arbitration or administrative proceedings (whether as plaintiff or defendant) nor, to the best of it’s knowledge is any such litigation, arbitration or administrative proceedings threatened, nor are there any circumstances likely to give rise to any such litigation, arbitration or proceedings;

9.1.7  No default:    no Borrower is in breach of or default under any agreement or arrangement or any statutory or legal requirement to an extent or in a manner which has or could have a material adverse effect on it or on any of the other Borrowers and no Event of Default has occurred and is continuing;

9.1.8  Pari passu ranking:    each Borrower’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

9.1.9  Existing encumbrances:    no encumbrance exists over the present or future assets of any Borrower except for Permitted Encumbrances;

9.1.10  Future encumbrances:    the execution by each of the Borrowers of each of the Finance Documents to which it is or will be a party and the exercise by each such Borrower of its rights and performance of or compliance with its obligations thereunder will not result in the existence of or oblige any Borrower to create any encumbrance over all or any of its present or future assets except for Permitted Encumbrances;

9.1.11  Financial Statements:    the Financial Statements of each of the Borrowers were prepared in accordance with GAAP and give a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group’s business and operations during the Financial Year then ended and disclose or reserve against all liabilities (contingent or otherwise) of each member of the Group as at that date and all unrealised or anticipated losses from any commitment entered into by each member of the Group and which existed on that date;

9.1.12  Indebtedness:    no Borrower has any indebtedness except for Permitted Indebtedness;

9.1.13  Environmental Laws:    no Borrower has breached any Environmental Law and no condition exists or act or event has occurred which could give rise to any breach of, or any liability of any kind under, any Environmental Law;

9.1.14  Environmental Authorisations:    each Borrower is in possession of all Environmental Authorisations required for the conduct of its business or operations (or any part thereof) and no Borrower has breached any of the terms or conditions of any such Environmental Authorisation;

9.1.15  Notices of environmental breaches:    (i) no Borrower has received any summons, complaint, order or similar written notice that it is not in compliance with, or any public authority is investigating its compliance with, any Environmental Law or that it is or may be liable to any other person as a result of a potential or actual discharge of a Hazardous Substance and (ii) none of the present or past operations of any Borrower is the subject of any investigation by any public authority evaluating whether any remedial action is needed to respond to a potential or actual discharge of a Hazardous Substance;

9.1.16  No deposit of Hazardous Substances:    no Hazardous Substance has at any time been used, disposed of, generated, stored, transported, dumped, released, deposited, buried, discharged or emitted at, on, from or under any premises owned, leased, occupied or controlled by any Borrower;

9.1.17  Liability for environmental claims:    no Borrower has entered into any negotiations or settlement agreements with any person (including, without limitation, any prior owner of its property) imposing material obligations or liabilities on it with respect to any remedial action in response to the potential or actual discharge of a Hazardous Substance or environmentally related claim;

9.1.18  Taxes:    each Borrower has filed all tax returns and other reports required to be filed and has paid all taxes due and payable by it and no material claims are being asserted with respect to taxes save for normal assessments;

9.1.19  Material adverse change:    there has been no material adverse change in the financial condition of any Borrower since the date to which the most recent Financial Statements delivered to the Agent were made up nor in the consolidated financial condition, business, assets or operations of the Group since that date;

9.1.20  Information:    all information provided by any Borrower to the Agent from time to time in connection with the Finance Documents was true and correct in all material respects as at its date or as at the date it was provided and did not at that date omit anything material and no adverse change has occurred since such date which renders any such information misleading in a material respect; in addition full disclosure has been made to the Agent, the Issuer and the Banks prior to the date of this Agreement of all other facts in relation to the assets of the Borrowers as are material and ought properly to be made known to any person proposing to advance moneys or make facilities available to the Borrowers and to enable a true and correct view of such assets to be obtained and all expressions of expectation, intention, belief and opinion contained therein were correct in all material respects and honestly made on reasonable grounds after due and careful enquiry;

9.1.21  Insurances:    no Borrower has done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it void or voidable and, to the best of its knowledge, information and belief, there are no circumstances which would or might give rise to any material claim under any such policies of insurance;

9.1.22  Business consents:    all necessary licences, consents and authorisations have been obtained by each Borrower for the carrying on of its business and operations as the same are currently carried on and are in full force and effect and there are no circumstances which indicate that any of such licences, consents and authorisations are likely to be revoked in whole or in part in the ordinary course of events the effect of which revocation would be likely to have a material adverse effect on any Borrower;

9.1.23  Deductions and withholdings:    no Borrower is required to make any deduction or withholding from any payment it may make under any of the Finance Documents;

9.1.24  Winding-up:    no Borrower has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Borrower for its winding-up, dissolution or re-organisation (other than for the purposes of a bona fide solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets; and

9.1.25  Control:    TAG is the direct or indirect legal and beneficial owner of not less than 100% of the equity share capital of FRI, and FRI is the direct or indirect legal and beneficial owner of not less than 100% of the equity share capital of Tarrant, and Tarrant is the direct or indirect legal and beneficial owner of not less than 100% of the equity share capital of each of Marble and Trade Link.

9.2  Repetition

Each of the representations and warranties in Clause 9.1 will be correct and complied with on the date of this Agreement and will also be correct and complied with on each date on which a Letter of Credit is issued or requested to be issued as if repeated then by reference to the then existing circumstances.

10  FINANCIAL CONDITION

10.1  Books and Records

10.1.1  Maintenance:    The Borrowers shall maintain, at all times, books, records and accounts which are complete and correct in all material respects and in relation to which timely entries are made of their transactions in accordance with GAAP. The Borrowers shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortisation of any property or asset and bad debts, all in accordance with GAAP.

10.1.2  Access to books and accounting records:    The Borrowers shall without notice following the occurrence of a Default which is continuing, or otherwise upon receiving not less than forty-eight (48) hours’ notice from the Agent at any reasonable time and by arrangement with the relevant Borrower, permit the Agent or any person authorised by the Agent to have access to its premises and accounting records and to make extracts from and take copies of its accounting records and to discuss any matter with any of its personnel and officers and make such enquiries as the Agent may reasonably require from time to time, the reasonable costs and expenses properly incurred thereby to be for the account of the relevant Borrower.

10.1.3  Quarterly field audits:    Without limiting the generality of Clause 10.1.2, the Agent shall be entitled to conduct a quarterly field audit of the books and accounting records of any of the Borrowers, such field audits to be conducted at any time within the fourteen (14) day period following the end of each calendar quarter (namely 31st March, 30th June, 30th September and 31st December). Each of the Borrowers shall permit the Agent or any person authorised by the Agent to have access to its premises and accounting records and to make extracts from and take copies of its accounting records and to discuss any matter with any of its personnel and officers and make such enquiries as the Agent may reasonably require from time to time, the reasonable costs and expenses properly incurred thereby to be for the account of the relevant Borrower, provided that such costs and expenses in respect of each quarterly field audit conducted by the Agent shall not exceed, in aggregate for all three Borrowers, the sum of US$6,000 per audit, plus (i) all out of pocket expenses incurred by the Agent in relation to such audit, and (ii) (in the event that any work in relation to any such audit is carried out in the United States) an additional sum of US$750 per day for each person engaged or appointed by the Agent to undertake such work.

10.2  Provision of Financial Information

Each of the Borrowers shall deliver to the Agent in sufficient copies for the Banks:

10.2.1  Financial Statements:    as soon as the same become available, but in any event within 100 days after the end of each Financial Year, the Financial Statements for each of the Parents and each Borrower for such Financial Year together with the statutory audited accounts of each other member of the Group for such Financial Year;

10.2.2  Management Accounts:    as soon as the same become available, but in any event within 45 days of the end of each Management Accounting Period, the Management Accounts for each of the Parents and each Borrower as at the end of and for that Management Accounting Period, and a consolidation of those Management Accounts showing the financial position for the Financial Year to date;

10.2.3  Compliance certificates:    together with the delivery of the Management Accounts pursuant to Clause 10.2.2, a compliance certificate duly signed by one of its directors and its chief financial or accounting officer confirming that, at all times during the relevant Management Accounting Period, all the financial covenants set out in Clause 10.4 have been fully complied with;

10.2.4  General information:    at the same time as sent to its shareholders or creditors generally, any circular, document or other written information sent to its shareholders or creditors as such; and

10.2.5  Other information:    from time to time on the request of the Agent, such information about the business, operations and financial condition of each member of the Group as the Agent may reasonably require.

10.3  Financial Information—basis of preparation

Each of the Borrowers shall ensure that:

10.3.1  True and fair view:    each set of Financial Statements delivered by it pursuant to Clause 10.2.1 is prepared using the same accounting principles and policies as were used in the preparation of the Original Financial Statements and gives a true and fair view of the financial condition of the relevant Parent or Borrower (as the case may be), and (in the case of the Parents) each member of the Group and the Group as a whole as at the end of the period to which those Financial Statements relate and of the result of their respective businesses and operations during such period; and

10.3.2  Audit:    each set of Financial Statements delivered by it pursuant to Clause 10.2.1 has been audited by its Auditors and each set of Management Accounts delivered by it pursuant to Clause 10.2.2 has been certified as being correct by the relevant Parent or Borrower (as the case may be), acting through its chief financial or accounting officer, subject to normal year-end adjustments.

10.4  Financial Ratios

Each of the Borrowers shall ensure that, at all times, the financial condition of TAG and the Group (on a consolidated basis), measured on a quarterly basis, shall be such that:

10.4.1  Minimum Interest Coverage:    the ratio of (i) EBITDA for each of the periods specified below to (ii) Borrowing Costs for such period shall not exceed the ratios specified below:

Period of EBITDA	Ratio
1st January 2002 to 30th April 2002	1.15:1
1st May 2002 to 31st December 2002	1.5:1
1st January 2003 to 31st December 2003	1.5:1
Each subsequent calendar year	1.5:1

10.4.2  Consolidated Total Net Worth:    Borrowings less Adjusted Net Worth shall be not less than the following amounts as at the following dates:

Period	Consolidated Total Net Worth
31st December 2002	US$	105,000,000
31st December 2003	US$	109,000,000

10.4.3  Fixed Charge Coverage:    the ratio of (i) EBITDA to (ii) interest and fixed charges as at the following dates shall exceed the ratio specified below:

Period	Ratio
31st December 2002	1.25:1
31st December 2003	1.25:1

10.4.4  Debt to Net Worth:    the ratio of Borrowings to Adjusted Net Worth shall be not more than the following ratios during the following periods:

Period	Ratio
1st January 2002 to 31st December 2002	2.1:1
1st January 2003 to 31st December 2003	1.6:1

10.4.5 Net Profit after Tax:    TAG and the Group (measured on a consolidated basis) shall not incur two consecutive quarterly losses;

all as calculated by reference to the accounting information (“the Relevant Accounting Information”) most recently delivered under this Agreement being (i) the annual audited Financial Statements delivered under Clause 10.2.1 and (ii) each set of Management Accounts (as consolidated for the relevant financial quarter) delivered under Clause 10.2.2.

10.5  Financial Ratios—definition of terms

10.5.1  Adjusted Net Worth:    means a sum equal to the aggregate amount at the date (the “Accounting Information Date”) as of which the Relevant Accounting Information shall have been prepared and calculated by reference to the Relevant Accounting Information, of the issued and paid up share capital of TAG and the Group (on a consolidated basis) (other than any redeemable share capital) plus the aggregate amount standing to the credit of the consolidated capital and revenue reserves (less any debit balance on profit and loss account or other reserve) but (unless in any of the following cases the Agent agrees or determines that the adjustment, exclusion or deduction concerned should not be made):

(a)  adjusted to take account of any variation in such share capital or the consolidated capital reserves since the Accounting Information Date;

(b)  deducting any dividend or other distribution declared, recommended or made by any member of the Group out of profits earned up to and including the Accounting Information Date but not provided for in the Relevant Accounting Information (other than any such dividend or distribution declared, recommended or made in favour of TAG or any of its wholly-owned Subsidiaries);

(c)  adjusted to take account of any Subsidiaries of TAG not consolidated within the Relevant Accounting Information (including any such Subsidiaries acquired or incorporated after the Accounting Information Date) and of companies which since the date of the Relevant Accounting Information have ceased to be Subsidiaries of TAG and of any other variation in TAG’s interest in its Subsidiaries;

(d)  deducting any amount attributable to goodwill (including goodwill arising on consolidation) or any other intangible asset;

(e)  excluding any amounts attributable to minority interests in members of the Group;

(f)  excluding the amount by which the book value of any asset has been written up by way of revaluation after the date of the Original Financial Statements delivered hereunder (or, in the case of a company becoming a member of the Group after that date, the date on which that company became or becomes such a member);

but so that no amount to be added, excluded or deducted as a result of any of the foregoing shall be added, excluded or deducted more than once in the same calculation.

10.5.2  Borrowings:    means a sum equal to the aggregate amount for the time being of the principal, capital or nominal amount (determined on a consolidated basis) of all financial indebtedness of TAG or other members of the Group (other than monies borrowed or raised from any other member of the Group) and, without prejudice to the generality of the foregoing, shall be deemed to include the following:

(a)  the principal amount of any debenture, bond, note, loan stock, preference share capital, commercial paper or similar instrument of any member of the Group;

(b)  any amounts raised by TAG or any other member of the Group under any bill of exchange (but excluding any bill drawn or accepted in the ordinary course of trade of the member of the Group and which is payable at sight or not more than 90 days after sight or has a final maturity of not more than 90 days from the date thereof and is not refinancing another bill whether or not relating to the same underlying transaction) and the indebtedness of the relevant Borrower under any acceptance credit, bill discounting, note purchase or documentary credit facility;

(c)  the aggregate amount remaining to be paid by TAG or any other member of the Group under any credit agreement save for amounts remaining to be paid which cannot properly be attributed to capital in accordance with GAAP;

(d)  the capitalised value (determined in accordance with GAAP) of the outstanding commitments of TAG or any other member of the Group under any finance lease;

(e)  indebtedness under any receivables purchase, factoring or discounting arrangement (to the extent there is any recourse against TAG or any other member of the Group);

(f)  the aggregate amount remaining to be paid in respect of any credit (other than normal trade credit which has been outstanding for a period of less than 90 days) granted to, or of any deferred payments due from, TAG or any other member of the Group in respect of the acquisition or construction price of assets acquired or constructed or the purchase price of services supplied;

(g)  indebtedness of TAG or any other member of the Group in respect of any other transaction having the commercial effect of a borrowing or other raising of money entered into by it in order to finance its business or operations or capital requirements; and

(h)  (without double counting) indebtedness of TAG or any other member of the Group under any guarantee or other assurance against financial loss in respect of the financial indebtedness of any person.

For the purpose of determining the amount of “Borrowings” at any time, any amount which is on a particular day outstanding or repayable in a currency other than US dollars shall on that day be taken into account at its US dollar equivalent as determined by the Agent;

10.5.3  Borrowing Costs:    means in relation to any financial period a sum equal to the aggregate amount of all continuing, regular or periodic costs, charges and expenses incurred by TAG or any other member of the Group in respect of such period (and whether paid or not) in effecting, servicing or maintaining Borrowings including:

(a)  interest (whether the same shall be payable immediately or be capitalised or otherwise deferred);

(b)  any fixed or minimum premium or dividend paid or payable on the maturity of any Borrowings;

(c)  consideration given whether by way of discount or otherwise in connection with finance by way of acceptance credit, bill discounting, note purchase, receivables purchase, debt factoring or other like arrangement; and

(d)  the gross amount payable under any finance lease or credit agreement less so much as can properly be attributed to capital,

the amount of any such costs, charges and expenses to be allocated to each such period over the term of any Borrowings in accordance with GAAP;

10.5.4  EBITDA:    means, in relation to any financial period a sum equal to TAG’s profit on ordinary activities before taxation (save to the extent that such profit is attributable to any interest received) after adding back Borrowing Costs, depreciation and amortisations in respect of such period but excluding:

(a)  profits or losses on the sale or termination of an operation;

(b)  profits or losses on the disposal of fixed assets; and

(c)  extraordinary items.

10.6  Changes in basis of preparation of Relevant Accounting Information

Where any Relevant Accounting Information to be delivered under Clause 10 has been prepared in a manner which is inconsistent with the accounting principles or policies in accordance with which the Original Financial Statements were prepared, whether as a result of any change in such principles or otherwise, the relevant Parent or Borrower (as the case may be) shall provide to the Agent a written explanation of any such inconsistency, together with details of its effects. If any such inconsistency would be likely to affect the ability of the Agent to satisfy itself from the information delivered as Relevant Accounting Information as to compliance with the provisions of Clause 10.4, the Agent shall have the right to adjust the financial ratios set out in Clause 10.4 or the relevant definitions set out in Clause 10.5 so as to reflect so far as is practicable the effect of any such change (provided that the effect of such adjustments, taking into consideration such change, shall not be such as to render the said financial ratios more onerous upon the relevant Borrower than as at the date of this Agreement).

11  COVENANTS

11.1  Duration

The undertakings in this Clause 11 shall remain in force from the date of this Agreement and so long as any amount is outstanding under this Agreement.

11.2  Positive covenants

Each Borrower undertakes that:

11.2.1  Consents:    it will obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required by all applicable laws and regulations to enable it lawfully to enter into, perform and comply with its obligations under each of the Finance Documents to which it is or will be a party and any document to be entered into pursuant thereto or to ensure the legality, validity, enforceability or admissibility in evidence of such Finance Documents and each such document in Hong Kong and, if different, its jurisdiction of incorporation and any jurisdiction in which any of its assets may be situated;

11.2.2  Insurance:    it will maintain policies of insurance on and in relation to its business and assets with financially sound and reputable insurers acceptable to the Agent against such risks and to such extent as is usual for companies carrying on a business such as that carried on by each Borrower whose practice is not to self insure;

11.2.3  Compliance with law:    it will comply with all applicable laws and regulations including, without limitation, any applicable Environmental Law;

11.2.4  Conduct of business:    it has the right to conduct its business and operations as they are conducted in all applicable jurisdictions and will do all things necessary (including compliance with all terms and conditions of any licences and consents) to obtain, preserve and keep in full force and effect all rights, licences and authorisations (including, without limitation, all Environmental Authorisations) and consents as are necessary for the conduct of such business and operations;

11.2.5  Payment of taxes and claims:    it will duly and punctually pay and discharge (i) all taxes imposed upon it or its properties (save where the same are being contested in good faith and by appropriate proceedings and where adequate reserves are being maintained with respect thereto) and (ii) all lawful claims which, if unpaid, would by law become encumbrances upon any of its properties;

11.2.6  Notification of Default:    it will promptly notify the Agent in writing (in reasonable detail and setting out the action that is proposed to be taken in relation to it) of the occurrence of any Default and, as soon as reasonably practicable following receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred;

11.2.7  Litigation:    it will promptly notify the Agent in writing (in reasonable detail and setting out the action that is proposed to be taken in relation to it) of the commencement of any litigation, arbitration or similar proceedings, or the service of any writ or other document in relation thereto, brought against any Borrower or Parent, and will keep the Agent fully informed of all material developments in the course of such litigation, arbitration or similar proceedings until its resolution or settlement;

11.2.8  Notification of Cross-default:    it will promptly notify the Agent in writing (in reasonable detail and setting out the action that is proposed to be taken in relation to it) if any financial indebtedness of:-

(i)  any Borrower of an amount in excess of US$50,000; or

(ii)  any Parent of an amount in excess of US$500,000,

due to any person (including without limitation any Bank or GMAC), is not paid when due or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor of any Borrower or Parent (including without limitation any Bank or GMAC) becomes entitled to declare any such indebtedness due and payable prior to its specified maturity; and

11.2.9  Pari passu ranking:    it will ensure that its obligations under each of the Finance Documents do and will at all times rank at least equally and rateably in all respects with all its other unsecured and unsubordinated obligations save for those obligations mandatorily preferred by any applicable law.

11.3  Negative Covenants

Each Borrower undertakes that:

11.3.1  Encumbrances:    it will not, without the prior consent of the Agent, create, agree to create or permit to subsist any encumbrance on or over its respective assets to secure any indebtedness of any person other than the following:

(a)  any equipment rental leases or hire purchase agreements entered into by any Borrower in the ordinary course of business which in aggregate do not exceed the sum of US$500,000 in any particular year;

(b)  any encumbrance on or over the assets of any Borrower subsisting at the date of this Agreement and agreed to by the Agent (including the security in favour of GMAC as specified or referred to in the Intercreditor Agreement), provided that, except with the prior consent of the Agent, the principal, capital or nominal amount secured by any such encumbrance may not be increased beyond the maximum amount which may be secured by the relevant encumbrance at the date of this Agreement;

(c)  liens arising solely by operation of law incurred in the ordinary course of business and not in connection with the borrowing of money, for sums not yet overdue;

(d)  encumbrances arising out of title retention provisions in a supplier’s standard conditions of supply (any such standard conditions to have been approved by the Agent) in respect of goods acquired by the relevant person in the ordinary course of trading; and

(e)  any other encumbrance created or outstanding with the prior written consent of the Agent;

11.3.2  Disposals:    without the prior consent of the Agent (which may be subject to, inter alia, the application of all proceeds of a disposal towards prepayment of the Facilities in such manner as the Majority Banks may reasonably require), it will not (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time), sell, transfer, assign, lease out, lend or otherwise dispose of (whether outright, by a sale and repurchase or sale and leaseback arrangement or otherwise) any part of its assets (other than any sale of goods or services in the ordinary course of its business which, for the avoidance of doubt, shall not be deemed include any sale or transfer of Quota, which shall be sold or transferred only in accordance with the provisions of the Syndicated Composite Guarantee and Debenture) having an aggregate value in excess of US$1 million in any one Financial Year;

11.3.3  Indebtedness:    it will not incur or maintain any indebtedness other than:

(a)  indebtedness under the Finance Documents;

(b)  suppliers’ credit extended in the ordinary course of trading and on arms’ length terms;

(c)  indebtedness between members of the Group as disclosed to and permitted by the Agent;

(d)  loans from its major shareholders (provided that all such loans are subordinated to the Borrower’s indebtedness to the Issuer and to the Banks); and/or

(e)  indebtedness to GMAC as specified or referred to in the Intercreditor Agreement.

11.3.4  Loans and guarantees:    it will not make any loans, grant any credit (save in the ordinary course of trading) or give any guarantee to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person (save as required pursuant to the Finance Documents) in excess of US$1 million in aggregate;

11.3.5  Change of business or operations:    it will ensure that there is no material change in the nature of its business or operations (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise);

11.3.6  Accounting reference date:    it will not, without the prior approval of the Agent, change, and will procure that no other member of the Group changes, its accounting reference date;

11.3.7  Subsidiaries:    save with the Agent’s prior written consent, it will not, directly or indirectly, organise or acquire any Subsidiary (other than those in existence as at the date of this Agreement and which have been advised to the Agent in writing);

11.3.8  No acquisitions:    save with the prior written consent of the Agent, it will not make any acquisitions, enter into any finance lease or any other commitment, or otherwise expend capital expenditure in any Financial Year of a value, or aggregate value for the Borrowers taken as a whole, in excess of US$2 million other than any budgeted capital expenditure which has been approved by the Agent;

11.3.9  Distributions:    save with the prior written consent of the Agent and subject to due compliance and anticipated continued compliance, in the reasonable opinion of the Agent, with all financial ratios set out in Clause 10.4, it will not pay, make or declare any dividend or other distribution nor repay or permit to be repaid any unsecured loan stock or other subordinated indebtedness;

11.3.10  Sale, Flotation, Control:    save with the prior written consent of the Agent, it will not enter into negotiations or arrangements for any Sale, Flotation or Change of Ownership; and

11.3.11  Changes in capital structure/jurisdiction of formation:    it will not make any change in its capital structure or its jurisdiction of formation save where made in accordance with the Finance Documents or with the prior consent of the Agent, not to be unreasonably withheld.

12  DEFAULT

12.1  Events of Default

Each of the events set out below is an Event of Default:

12.1.1  Non-payment:    any Borrower does not pay any sum due to any Finance Party under any Finance Document in the manner specified in the relevant Finance Document and within 15 days of the due date therefor (other than solely by reason of technical or administrative delay in the transfer of funds outside any Borrower’s control and payment is made within two business days thereafter);

12.1.2  Breach of representation or warranty:    any representation or warranty made or deemed to be repeated by any Borrower in any Finance Document or in any document delivered pursuant to it is not complied with or is or proves to have been incorrect or misleading when made or deemed to be repeated;

12.1.3  Breach of undertaking:    any Borrower fails duly to perform or comply with any obligation expressed to be assumed by it in Clauses 10 or 11.3;

12.1.4  Breach of other obligation:    any Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents, or any Parent fails duly to perform or comply with any obligation expressed to be assumed by it in any Security Document to which it is a party, and such failure (if capable of remedy) is not remedied within fifteen days after the earlier of (i) the date upon which any such Borrower or Parent (as the case may be) becomes aware of such default or (ii) the date upon which the Agent has notified such Borrower or Parent (as the case may be) of such default or if any such

Finance Document or Security Document shall terminate (other than by the effluxion of time or with the written consent of the Agent) or become void or unenforceable;

12.1.5  Cross-default:    any financial indebtedness of any Borrower or any Parent to any person (including without limitation any Bank or GMAC) of an amount in excess of US$500,000 (in the case of any Borrower) or US$2.5 million (in the case of any Parent) (or, in each case, its foreign currency equivalent as determined by the Agent) is not paid when due or is declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor of any Borrower or Parent (including without limitation any Bank or GMAC) becomes entitled to declare any such indebtedness due and payable prior to its specified maturity;

12.1.6  Insolvency:    any Borrower, Parent or other member of the Group is unable to pay its debts as they fall due (or is deemed by law or by a court to be unable to pay its debts), stops, suspends or threatens to stop or suspend payment of all or any part of its indebtedness or commences negotiations with any one or more of its creditors with a view to the general readjustment or re-scheduling of all or any part of its indebtedness or makes a general assignment for the benefit of, or composition with, its creditors or a moratorium is agreed or declared in respect of, or affecting, all or any part of its indebtedness;

12.1.7  Enforcement proceedings:    a distress, attachment, execution, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of any Borrower, Parent or other member of the Group and is not discharged within five business days;

12.1.8  Winding-up:    any Borrower, Parent or other member of the Group takes any corporate action or other steps are taken or legal or other proceedings are started for its winding-up, dissolution or re-organisation other than for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by the Agent or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets;

12.1.9  Encumbrance enforceable:    any encumbrance on or over the assets of any Borrower or Parent becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that encumbrance;

12.1.10  Expropriation:    all or any material part of the shares or assets of any Borrower or Parent is seized, compulsorily acquired, nationalised or otherwise expropriated or custody or control assumed by any public authority or any court of competent jurisdiction at the instance of any public authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

12.1.11  Termination of any guarantee:    any guarantee of any amounts due and payable under any of the Finance Documents shall be terminated, revoked or declared void or invalid;

12.1.12  Judgments:    one or more final judgments for the payment of money aggregating in excess of US$500,000 shall be rendered against any Borrower or Parent and such Borrower or Parent shall fail to discharge the same within thirty (30) days from the date of entry thereof or to appeal therefrom or to obtain a stay of execution pending an appeal therefrom;

12.1.13  Cessation of business:    any Borrower or Parent ceases to carry on all or a substantial part of the business it carries on at the date hereof or enters into any unrelated business;

12.1.14  Illegality:    it is or will become unlawful for any Borrower or Parent to perform or comply with any of its obligations under any Finance Document or Security Document, or any such obligation is not or ceases to be legal, valid and binding;

12.1.15  Repudiation:    any Borrower or Parent repudiates, or does or causes to be done anything evidencing an intention to repudiate any Finance Document or Security Document;

12.1.16  Material adverse change:    there occurs any material adverse change in any Borrower’s or Parent’s assets, business, operations or condition (financial or otherwise);

12.1.17  Audit qualification:    the Auditors qualify their annual audit report to any Financial Statements delivered or to be delivered hereunder and such qualification is in a manner which the Agent considers to be material and adverse to the relevant Borrower or the Group; and/or

12.1.18  Change of control:    any person or group of connected persons which does not have control at the date of this Agreement acquires control of any of the Borrowers.

12.2  Acceleration

If at any time and for any reason (and whether within or beyond the control of any party to any of the Finance Documents) any Event of Default has occurred, then at any time thereafter, whilst such Event of Default is continuing, the Agent may, and shall, if so instructed by the Majority Banks, by written notice to the Borrowers do one or more of the following at any time or times and in any order (without prejudice to its overriding right to repayment on demand and its sole and absolute discretion under the Facility):

12.2.1  reduce or cancel the Available Facility;

12.2.2  require that the Borrowers (or any of them) deposit with the Agent with respect to any Letter of Credit then outstanding a Supporting Letter of Credit or cash, in the same manner as contemplated in Clause 4.10;

12.2.3  declare the Facility to be cancelled, whereupon it shall be so cancelled and the Commitment of each Bank in relation to the Facility shall immediately be reduced to zero, and whereupon the financial indebtedness of the Borrowers under this Agreement shall become immediately due and repayable to the Agent on behalf of the Banks; and/or

12.2.4  enforce any or all of its rights under any of the Finance Documents or under applicable law.

12.3  Letter of Credit Fee following Event of Default

From the date of the occurrence of any Event of Default until such Event of Default is remedied to the satisfaction of the Agent, or until all sums payable hereunder have been satisfied or discharged in full and none of the Banks is under any contingent liability hereunder or under any Letter of Credit, any interest payable by the Borrower in respect of any Letter of Credit shall be calculated at the rate per annum equal to an additional 2.5% per annum to that referred to in Clause 4.8.3 on the maximum face value of any Letter of Credit then outstanding.

13  DEFAULT INTEREST

13.1  Interest on Unpaid Sums

If any Borrower does not pay any sum payable by it under this Agreement on its due date in accordance with the provisions of Clauses 4.8 or 15 or if any sum due and payable by any Borrower under any judgment of any court in connection with this Agreement is not paid on the date of such judgment, it shall pay interest on the balance for the time being outstanding (such balance being referred to in this Agreement as the “unpaid sum”) for the period beginning on such due date or, as the case may be, the date of such judgment, in accordance with the provisions of this Clause 13.

13.2  Default Interest Periods

Interest under this Clause 13 shall be calculated by reference to successive periods of one month (each a “Default Interest Period”), each of which (other than the first, which shall begin on the due date for payment or, as the case may be, the date of judgment as referred to in Clause 13.1) shall begin on the last day of the preceding period.

13.3  Default Interest Rate

The rate of interest applicable to an unpaid sum from time to time during each Default Interest Period relating to that unpaid sum shall be the rate per annum which is 2.5% per annum above the Prime rate of Bank of America (as conclusively determined by Bank of America) from time to time.

13.4  Payment and Compounding of Default Interest

Any interest accrued due under Clause 13.3 in respect of an unpaid sum shall be due and payable and shall be paid by the relevant Borrower at the end of the Default Interest Period by reference to which it is calculated or on such other date as the Agent may specify by written notice to the relevant Borrower. If not paid on the due date, the interest shall be added to and form part of the unpaid sum on which interest shall accrue and be payable in accordance with the provisions of this Clause 13 to the extent permitted by law.

14  INDEMNITIES AND CURRENCY OF ACCOUNT

14.1  General Indemnities

Each Borrower shall indemnify on demand each of the Finance Parties against any funding or other cost, loss (including any foreign exchange contract loss incurred by any of them), expense or liability which it may sustain or incur, directly or indirectly, as a result of:

14.1.1  any Borrower cancelling or purporting to cancel a Utilisation Notice; or

14.1.2  the occurrence of any Default.

14.2  Currency Indemnity

Any amount received or recovered by any Finance Party in respect of any sum expressed to be due to it from any Borrower under any Finance Document in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of any Borrower or otherwise) shall only constitute a discharge to the relevant Borrower to the extent of the amount of the contractual currency that the recipient is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due the Borrowers shall indemnify the recipient against any loss sustained by it as a result, including the cost of making any such purchase.

14.3  Indemnity to the Agent

The Borrowers and each of them shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent as a result of:

14.3.1  investigating any event which it reasonably believes is a Default; or

14.3.2  entering into or performing any foreign exchange contract for the purposes of any Letter of Credit being issued in a Foreign Currency; or

14.3.3  acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised.

14.4  Nature of Indemnities

Each of the indemnities in this Clause 14 constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any time or indulgence granted by the Agent or any Bank and shall continue in full force and effect notwithstanding termination of this Agreement or any order, judgment, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

15  PAYMENTS

15.1  Currency of Account and Payment

US dollars is the currency of account and payment for all sums at any time due from the Borrowers under or in connection with any of the Finance Documents (including damages) provided that (i) each reimbursement of payments made under a Letter of Credit or a part thereof shall be made in the currency in which such Letter of Credit is denominated at the time of that reimbursement; (ii) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and (iii) any amount expensed to be payable in a currency other than US dollars shall be paid in that other currency.

15.2  Payments by the Borrowers and the Banks

On each date on which this Agreement requires an amount to be paid by any Borrower or any of the Banks to the Agent, such Borrower or, as the case may be, such Bank shall make the same available to the Agent:

15.2.1  where such amount is denominated in US dollars, by payment in US dollars and in same day funds (or in such other funds as may for the time being be customary in Hong Kong for the settlement in Hong Kong of banking transactions in US dollars); or

15.2.2  where such amount is denominated in a Foreign Currency, by payment in such Foreign Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Foreign Currency as the Agent may specify for this purpose.

15.3  Payments by the Agent

Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 15.2 shall be made available by the Agent (subject, without any liability therefor, for delays outside the Agent’s control in crediting cleared funds) to such other person (in the case of a Bank, for the account of its Facility Office) for value the same day (provided that such payment has been received by the Agent by no later than 12.00 noon) by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment as such person shall have previously notified to the Agent or (in the case of a Borrower) in the agreed currency denomination to the account of the Borrower specified in the Utilisation Notice.

15.4  Payments due on non-business days

If any payment of principal, interest, premium or other sum to be made hereunder becomes due and payable on a day other than a business day, the due date of payment shall be extended to the next succeeding business day and interest thereon shall be payable at the applicable interest rate during such extension (unless that next succeeding business day falls in the following calendar month in which case the due date of payment shall be the immediately preceding business day).

15.5  Impracticable to make payments

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for a Borrower to make any payments hereunder in the manner specified in Clause 15.2, then the Borrowers may agree with each or any of the Banks to make alternative arrangements for the payment direct to such Bank of amounts due to such Bank hereunder provided that, in the absence of any such agreement with any Bank, the Borrowers shall be obliged to make all payments due to such Bank in the manner specified in this Agreement. Upon reaching such agreement the Borrowers and such Bank shall immediately notify the Agent and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

15.6  No Set-Off or Counterclaim

All payments made by any Borrower under this Agreement shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

15.7  Refunding of Payments

Where a sum is to be paid to the Agent under this Agreement for account of another person, the Agent shall not be obliged to (but may) make the same available to that other person until it has been able to establish to its satisfaction that it has actually received that sum. If and to the extent that it does so but it proves to be the case that it had not actually received the sum which it paid out, then, the person to whom the Agent made that sum available shall on request refund it to the Agent and that person or (at the option of the Agent) the person by whom that sum should have been made available shall on request pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability which it may have sustained or incurred as a result of paying out that sum before receiving it.

15.8  Order of Distribution to Banks

If the amount received by the Agent from the Borrowers on any date is less than the total sum due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:

15.8.1  first, in or towards payment of any sum then due to the Agent in its capacity as such;

15.8.2  secondly, in or towards payment pro rata of any sums (other than any principal or interest then outstanding) then due to the Banks (or any of them);

15.8.3  thirdly, in or towards payment pro rata of any interest then due;

15.8.4  fourthly, in or towards payment pro rata of any principal then due,

and any such applications shall be made notwithstanding any purported appropriation to the contrary by any person.

16  SET-OFF

Each Borrower authorises any other party to this Agreement without prior notice to any other Borrower to apply any credit balance (whether or not then due) to which that Borrower is at any time beneficially entitled on any account at any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and for this purpose to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application (but so that nothing in this Clause 16 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this clause which shall be without prejudice to and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

17  FEES

17.1  Letter of Credit Fee

The Borrowers agree to pay to the Agent for account of the Issuer a fee (the “Letter of Credit Fee”) as determined in accordance with the provisions of Schedule 5.

18  PRO RATA SHARING

If at any time any Bank (the “receiving Bank”) receives payment (other than through the Agent) in respect of, or recovers by way of set off or otherwise, any amount owing to such Bank by any Borrower hereunder, then:

18.1  the receiving Bank shall promptly inform the Agent and will, within two business days after receipt of the amount so paid to or recovered by it, pay to the Agent an amount equal thereto;

18.2  the amount paid to the Agent by the receiving Bank shall be treated by all the parties hereto as not having been paid to or recovered by the receiving Bank but as having been paid to the Agent by the relevant Borrower and the obligations of the relevant Borrower to the receiving Bank hereunder shall only be reduced or discharged to the extent of the receiving Bank’s entitlement in the distribution of such amount by the Agent; and

18.3  such amount shall be treated by all the parties hereto as being a payment by the relevant Borrower on account of any and all sums then due and payable by the relevant Borrower to the Agent and all the Banks hereunder and the Agent shall distribute such amount accordingly.

19  COSTS, EXPENSES AND STAMP DUTIES

19.1  Initial and Continuing Costs and Expenses

The Borrowers shall, from time to time on demand of the Agent, reimburse the Agent for all reasonable costs and expenses (including, legal fees and a reasonable estimate of the allocable cost of in-house counsel and staff) incurred by it in connection with the negotiation, preparation, execution and registration of this Agreement and each of the other Finance Documents and the completion of the transactions contemplated therein and/or any amendment, variation or novation of, supplement to, or waiver or consent in respect of, this Agreement and any of the other Finance Documents.

19.2  Enforcement Costs and Expenses

The Borrowers shall, from time to time on demand of the Agent, reimburse the Agent and each of the Banks for all costs and expenses (including legal fees) incurred in or in connection with the lawful termination of this Agreement or the preservation and/or enforcement of any of the rights of any of the Finance Parties under any of the Finance Documents.

19.3  Stamp Duties

The Borrowers shall pay all stamp, registration and other taxes to which any of the Finance Documents or any judgment given in connection with any of the Finance Documents is or at any time may be subject and shall, from time to time on demand of the Agent, indemnify the Agent and any other Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

19.4  Provisions Relating to Payments

All payments to be made by the Borrowers under this Clause 19 shall be made whether or not any Letter of Credit is issued under this Agreement.

20  CALCULATIONS AND EVIDENCE OF DEBT

20.1  Basis of Calculation

Interest shall accrue from day to day and shall be calculated in the case of US dollars on the basis of a year of 360 days and the actual number of days elapsed.

20.2  Loan Accounts

Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time paid by and owing to it under this Agreement.

20.3  Control Account

The Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any unpaid sum arising under this Agreement and each Bank’s share in such unpaid sum, (ii) the amount of all sums due or to become due from the Borrowers to each of the Banks under this Agreement and each Bank’s share in each such amount and (iii) the amount of any sum received or recovered by the Agent under this Agreement and each Bank’s share in such amount.

20.4  Banks’ Books and Records

The Borrowers agree that the Agent’s and the Banks’ books and records showing all amounts from time to time paid by and owing to any of them under this Agreement and the transactions pursuant to this Agreement and the other Finance Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof (in the absence of manifest error), irrespective of whether any such obligations are also evidenced by any other instrument.

20.5  Certificates

A certificate by any Finance Party as to any sum payable by it under this Agreement shall, in the absence of manifest error, be conclusive for the purposes of this Agreement and prima facie evidence in any legal action or proceedings arising out of or in connection with this Agreement.

21  THE AGENT AND THE BANKS

21.1  Appointment

Each Bank hereby appoints the Agent to act as its agent in connection with this Agreement and each Finance Party hereby irrevocably authorises the Agent to exercise such rights, powers and discretions as are specifically delegated to the Agent by the terms of this Agreement together with all such rights, powers and discretions as are reasonably incidental thereto provided that the Agent may not begin any legal action or proceeding in the name of a Bank without its consent.

21.2  Relationship

The Agent in its capacity as such is agent for the Banks and shall not in any respect be the agent of any Borrower by virtue of any of the Finance Documents. Nothing in this Agreement shall constitute the Agent a trustee or fiduciary for any Bank, any Borrower or any other person.

21.3  Rights of the Agent

The Agent may:

21.3.1  assume that any representation made by any Borrower in connection with any of the Finance Documents is true, that no Default has occurred and that no Borrower is in breach of or default under its obligations under any of the Finance Documents, in each such case unless it has actual knowledge or actual notice to the contrary;

21.3.2  assume that the Facility Office of each Bank is that set out under its name at the end of this Agreement or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or, in the case of a Bank which is an assignee or other successor of another Bank or former Bank, the office notified by the Bank by the assignee or other successor on or before the date it becomes a Bank or, if the Agent has been notified by any Bank of any change to its Facility Office in accordance with the terms of this Agreement, that last notified to the Agent;

21.3.3  engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

21.3.4  rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Borrower upon a certificate signed by or on behalf of that Borrower;

21.3.5  rely upon any communication, certificate, legal opinion or other document believed by it to be genuine;

21.3.6  refrain from exercising any right, power or discretion vested in it as agent under any of the Finance Documents unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised and shall in all cases be fully protected when acting, or refraining from acting, in accordance with instructions from the Majority Banks;

21.3.7  refrain from acting in accordance with any instructions of the Majority Banks to protect or enforce the rights of any person under any of the Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions;

21.3.8  retain for its benefit and without liability to account any fee or other sum receivable by it for its own account;

21.3.9  accept deposits, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any member of the Group and, in each case, may do so without liability to account.

21.4  Agent’s Obligations

The Agent shall:

21.4.1  promptly (or otherwise in accordance with the terms hereof) advise each Bank of the contents of any notice or document received by it from any Borrower under any of the Finance Documents in its capacity as Agent, except that details of any such communication relating to a particular Bank shall be advised to that Bank only;

21.4.2  promptly notify each Bank of the occurrence of any Event of Default or any default by any Borrower in the due performance of or compliance with its obligations under any of the Finance Documents of which the Agent has actual knowledge or actual notice;

21.4.3  subject to the foregoing provisions of this Clause 21, act as agent under this Agreement in accordance with any instructions given to it by the Majority Banks or as this Agreement may require and shall be fully protected in so doing. Unless expressly provided otherwise in a Finance Document, any instructions given by the Majority Banks shall be binding on each of the Finance Parties;

21.4.4  if so instructed by the Majority Banks, refrain from exercising any right, power or discretion vested in it as agent under this Agreement; and

21.4.5  have only those duties, obligations and responsibilities, which it is hereby acknowledged in the case of the Agent are only of a mechanical and administrative nature, expressly specified in the Finance Documents to which it is a party.

21.5  Exoneration

Neither the Agent nor any of its personnel or agents shall be:

21.5.1  responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in any information memorandum or similar document prepared in connection with any proposed syndication of the Facilities, any Finance Document or any notice or other document delivered under or in connection with any Finance Document;

21.5.2  responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Finance Document or any such notice or other document;

21.5.3  obliged to enquire as to the occurrence or continuation of a Default or Event of Default or the performance or compliance by any Borrower with its obligations under any Finance Document;

21.5.4  bound to account to any person for any sum or the profit element of any sum received by it for its own account;

21.5.5  bound to disclose to any other person any information relating to any Borrower or any member of the Group, if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person.

21.6  Credit Assessment

Each Bank (and each Transferee) confirms that it has itself been, and will continue to be, solely responsible for making its own independent investigation and appraisal of the business and operations, financial condition, prospects, creditworthiness, status and affairs of each member of the Group or any other person and has not relied, and will not at any time rely, on the Agent and/or any other Bank:

21.6.1  to check or enquire on its behalf into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information provided by the Parents, any Borrower or any other person under or in connection with any Finance Document or the transactions contemplated in any Finance Document (whether or not such information has been or is at any time hereafter circulated to it by the Agent including any contained in any information memorandum or any similar document prepared in connection with any proposed syndication of the Facilities); or

21.6.2  to assess or keep under review on its behalf the business and operations, financial condition, prospects, creditworthiness, status or affairs of any member of the Group or any other person.

21.7  The Agent as Bank

The Agent shall have the same rights and powers with respect to its Commitment and Outstandings (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as the Agent.

21.8  Indemnity

Each Bank agrees that it shall, from time to time on demand of the Agent indemnify the Agent (to the extent not reimbursed by any Borrower and without prejudice to any liability of the Borrower under this Agreement) in its Participating Proportion, against all costs, claims, expenses (including legal fees) and liabilities which it may sustain or incur in connection with this Agreement or the performance of its obligations and responsibilities under this Agreement save to the extent that they are sustained or incurred by reason of the gross negligence or wilful misconduct of the Agent or any of its personnel or agents and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 21.8.

21.9  Resignation

21.9.1  Resignation:    The Agent may following consultation with the Borrower and the Banks resign its appointment under any of the Finance Documents at any time by giving not less than thirty days’ notice in writing to that effect to each of the other parties to this Agreement provided that such resignation shall not become effective until a successor to the Agent has been appointed and accepted its appointment in accordance with the following provisions of this Clause 21.9.

21.9.2  Appointment of Successor:    If the Agent gives notice of its resignation the Majority Banks may appoint a successor. If the Majority Banks have not within sixty days after such notice of resignation appointed a successor to the Agent (which shall be a reputable and experienced bank with an office in Hong Kong) which shall have accepted such appointment, the retiring Agent shall have the right to appoint such a successor itself.

21.9.3  Discharge:    If a successor to the Agent is appointed under the provisions of this Clause 21.9 then the retiring Agent shall be discharged from any further obligations under the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 21.9 and its successor and each of the other parties to this

Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to this Agreement.

21.9.4  Disclosure:    The retiring Agent shall make available to its successor such documents and records and provide such assistance as the successor may reasonably request for the purpose of performing its functions under the Finance Documents. Notwithstanding any provision in any Finance Document to the contrary, the Agent shall not be obliged to disclose to any person any confidential or other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or fiduciary duty.

22  ASSIGNMENTS AND TRANSFERS

22.1  Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each of the parties to it, any Transferee which becomes a party to it pursuant to a Transfer Certificate and each of their respective successors and assigns.

22.2  Assignments and Transfers by the Borrower

No Borrower shall be entitled to assign or transfer all or any of its rights or obligations under this Agreement.

22.3  Assignments and Transfers by Banks

22.3.1  Any Bank may at any time with the prior consent of the Agent but without the prior consent of the Borrowers assign all or any of its rights under this Agreement to any bank or financial institution or transfer in accordance with Clause 22.4 all or any of its rights and obligations under this Agreement to any bank or financial institution.

22.3.2  If any Bank assigns all or any of its rights under this Agreement in accordance with Clause 22.3.1 then, unless and until the assignee has agreed with the Agent and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement, the Agent and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party to this Agreement.

22.4  Transfer Certificate

If any Bank wishes to transfer all or any of its rights and obligations under this Agreement in respect of the whole or any part of its Commitment and/or its Outstandings as contemplated in Clause 22.3.1, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate but only if it relates to its Commitment and/or its Outstandings in respect of all the Facilities in which it is participating at that time. Subject to Clause 21.5, the Agent shall, on receipt of such certificate, countersign it and subject to the terms of that Transfer Certificate and on the date specified in that Transfer Certificate:

22.4.1  each Borrower and the relevant Bank shall, to the extent provided in such Transfer Certificate, each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 22 as “discharged rights and obligations”);

22.4.2  each Borrower and the Transferee party to the relevant Transfer Certificate shall each assume obligations towards, and acquire rights from, each other which differ from the discharged rights and obligations only insofar as the Borrowers and the Transferee have assumed and acquired the same in place of the Borrowers and that Bank; and

22.4.3  the Transferee and the other parties to this Agreement (other than the Borrowers) shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement as a Bank with the rights and obligations acquired or assumed by it as a result of such transfer (and, to that extent, the transferor Bank and such other parties shall each be released from further obligations to each other).

22.5  Acceptance and Delivery of Transfer Certificates

The Agent shall not be obliged to accept any Transfer Certificate received by it under this Agreement on any day on or after the receipt by it of a Utilisation Notice and prior to the issue of the relevant Letter of Credit. Subject thereto the Agent shall promptly deliver a copy of any Transfer Certificate received by it to the Borrowers.

22.6  Reliance on Transfer Certificates

The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the provisions of this Clause 22 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Bank and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate.

22.7  Register of Assignments, Transfers and Fees

22.7.1  Register:    The Agent shall (on behalf of the Banks) maintain at its address for the service of notices as specified in Clause 22 a register in which the Agent shall, as soon as practicable following the date of this Agreement and thereafter on each business day following receipt by it of any Transfer Certificate duly completed in accordance with the provisions of this Clause 22 or any certificate signed on behalf of each Bank assigning any of its rights hereunder and the person to whom such rights are to be assigned (provided the provisions of Clause 22.3 have been complied with) and in each such case incorporating the administrative details of the Transferee or assignee, record (where appropriate in place of the corresponding details relating to the transferor or assigning Bank) the names, interests and administrative details from time to time of the Banks having rights and/or obligations under this Agreement. The Agent shall make the register available for inspection by any party to this Agreement during normal banking hours upon receipt by the Agent of reasonable prior notice to that effect.

22.7.2  Fees:    On the date upon which the transfer or assignment takes effect in accordance with the terms of this Agreement and, as the case may be, any Transfer Certificate or assignment documents, the Transferee named in the Transfer Certificate or the relevant assignee shall pay to the Agent for its own account a transfer fee of US$5,000.

22.8  Change of Facility Office

Any Bank may at any time change its Facility Office in relation to its Commitment and/or Outstandings by notifying the Agent of the address and fax details of such new office.

22.9  Disclosure of Information

The Agent or any Bank may disclose to any actual or potential assignee, Transferee, sub-participant or other person who may otherwise enter into or be proposing to enter into contractual relations with the Agent or such Bank (as the case may be) in relation to this Agreement such information about the Borrowers or any other person as it thinks fit.

23  AMENDMENTS, WAIVERS AND REMEDIES

23.1  Amendments

Subject to the proviso to this Clause 23.1, the Agent may if authorised by the Majority Banks in writing (or to the extent expressly authorised by the other provisions of this Agreement or any other document entered into pursuant to this Agreement) on behalf of the Banks amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under, this Agreement or any such other document. Any amendment, variation, waiver, release or consent authorised under this Clause 23.1 and which is effected by the Agent must be in writing and may be given subject to such conditions as the person giving it may specify and shall be binding on all the parties to this Agreement and the Agent shall be under no liability in respect thereof provided that the consent of all the Banks in writing shall be required in respect of:

23.1.1  any increase in the Total Commitments or change in the Termination Date;

23.1.2  any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fee or other amounts payable under this Agreement;

23.1.3  any change in the rate at which interest or commission is payable under this Agreement;

23.1.4  the definition of “Majority Banks”;

23.1.5  any release of any guarantee or similar undertaking provided by any person in respect of the obligations of any Borrower under any of the Finance Documents; and/or

23.1.6  this Clause 23.1.

23.2  Waivers

No failure to exercise, nor any delay in exercising, on the part of the Agent or any Bank, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

23.3  Severability

If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

24  NOTICES

24.1  General

Any demand, notice or other communication or document to be made or delivered under this Agreement shall be made or delivered by fax or otherwise in writing and shall be treated as having been served if served in accordance with Clause 24.2. Each demand, notice, communication or other document to be made on or delivered to any party to this Agreement may (unless that other person has by 15 days’ written notice to the other party or parties specified another address or fax number) be made or delivered to that other person at its registered office or the address or fax number (if any) set out under its name at the end of this Agreement or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee or, in the case of a Bank which is an assignee or other successor of another Bank or former Bank, as notified to the Agent by the assignee or other successor on or before the date it became a Bank.

24.2  Mode of Service

Any demand, notice, communication or other document to be made or delivered from or to any Borrower shall be delivered to, by or through the Agent. Subject thereto, service of any demand, notice or other communication or document to be made or delivered under this Agreement may be made:

24.2.1  by leaving it at the address for service referred to in Clause 24.1;

24.2.2  by sending it through the post to the address for service referred to in Clause 24.1; or

24.2.3  by fax to the fax number of the recipient and so that any fax shall be deemed to be in writing and, if it bears the signature of the server or its authorised representative or agent, to have been signed by or on behalf of the server.

24.3  Deemed Service

Any notice, demand or other communication or document shall be served or treated as served at the following times:

24.3.1  in the case of service personally or in accordance with Clause 24.2.1, at the time of such service;

24.3.2  in the case of service by post, at 9.00 am on the second working day next following the day on which it was posted or, in the case of service to or from an address outside Hong Kong, at 9.00 am on the fifth day following the day on which it was posted; and

24.3.3  in the case of service by fax, if sent before 9.00 am on a working day, at 11.00 am on the same day, if sent between 9.00 am and 5.30 pm on a working day, two hours after the time of such sending or, if sent after 5.30 pm on a working day or on a day other than a working day, at 9.00 am on the next following working day.

For the purposes of this Clause 24 the term “working day” shall mean a day (other than a Saturday, Sunday or public holiday) upon which the recipient of any demand, notice, communication or other document is normally open for business in the country of its address for service referred to in Clause 24.1 and references to any time of day shall be construed as references to the time of day on such working day in that country.

24.4  Proof of Service

In proving service of any demand, notice, communication or other document served:

24.4.1  by post, it shall be sufficient to prove that such demand, notice, communication or other document was correctly addressed, full postage paid and posted; and

24.4.2  by fax, it shall be sufficient to prove that the fax was followed by such machine record as indicates that the entire fax was sent to the relevant number.

25  LAW AND JURISDICTION

25.1  Law

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Hong Kong.

25.2  Jurisdiction

25.2.1  Submission:    Each of the Borrowers irrevocably agrees for the benefit of the other parties hereto that the courts of Hong Kong shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

25.2.2  Forum:    Each of the Borrowers irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 25.2.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

25.2.3  Other competent jurisdictions:    The submission to the jurisdiction of the courts referred to in Clause 25.2.1 shall not (and shall not be construed so as to) limit the right of the other parties hereto, or any of them, to take proceedings against any Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

25.2.4  Consent to enforcement:    Each of the Borrowers hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

BANKS AND COMMITMENTS

Bank	Commitment
UPS Capital Global Trade Finance Corporation	US$	25million

SCHEDULE 2

CONDITIONS PRECEDENT

A    Original documents to be collected by the Agent

1.  A certificate dated in the form appearing in Schedule 3 duly executed by each Borrower with all required enclosures.

2.  The Original Financial Statements.

3.  The Management Accounts for the Management Account Period ended 31st March 2002.

4.  A Deed of Release, or a Memorandum of Complete Satisfaction of Charge, duly executed by The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) in respect of each of the following charges registered against the Borrowers at Companies Registry:-

(a)  A Debenture dated 28th September 2001 and created by Tarrant Company Limited in favour of HSBC;

(b)  A Debenture dated 28th September 2001 and created by Trade Link Holdings Limited in favour of HSBC; and

(c)  A Debenture dated 28th September 2001 and created by Marble Limited in favour of HSBC.

5.  The Syndicated Composite Guarantee and Debenture duly executed by each of the Borrowers.

6.  The charge over shares to be executed by FRI in favour of the Agent in respect of its shares in Tarrant.

B    Evidence

1.  The Borrowers shall have paid (to the extent then payable) all fees payable on the date of this Agreement.

SCHEDULE 3

BORROWER’S CERTIFICATE

From:  [Borrower’s name and address]

To:      [Name and address of Agent for and on behalf of the Banks]

Attention:

Letter of Credit Facility Agreement dated [                    ] and made between (1) Tarrant Company Limited, (2) Marble Limited, (3) Trade Link Holdings Limited (the “Borrowers”), (4) UPS Capital Global Trade Finance Corporation (the “Agent” and “Issuer”) and (5) the Banks named therein (the “Letter of Credit Agreement”)

This certificate is provided for the purposes of the Letter of Credit Agreement. Unless stated otherwise, terms defined in the Letter of Credit Agreement shall have the same meanings in this certificate. We [name of secretary], and [name of director], the secretary and a director respectively of [name of Borrower] hereby certify that:

1.  The copy or copies delivered herewith:

(a)  of the memorandum and articles of association, certificate of incorporation and certificate(s) of incorporation on change of name (if any) of each Borrower marked “A”;

(b)  of a resolution of the board of directors of each Borrower, in the agreed form, approving the execution and delivery of the Finance Documents to which it is party and the performance of their respective obligations thereunder and authorising a named person or persons to sign such Finance Documents and any documents to be delivered by each Borrower pursuant thereto marked “B”;

are in each such case true, complete and up to date copies of the originals.

2.  The persons whose names are listed below have been authorised on behalf of the specified Borrower, and pursuant to the board resolution described above to execute the Finance Documents to which such Borrower is party and any documents or notices to be delivered by such Borrower pursuant thereto and the signatures set opposite their names are their true signatures:

Borrower	Name of Signatory	Signature

Secretary Name:	Date

Director
Name:	Date:

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:  [Name of Agent]

TRANSFER CERTIFICATE

relating to the agreement (as from time to time amended, varied, supplemented, novated or replaced, “the Letter of Credit Agreement”) of even date and made between (1) Tarrant Company Limited, (2) Marble Limited, (3) Trade Link Holdings Limited (the “Borrowers”), (4) UPS Capital Global Trade Finance Corporation (the “Agent” and “Issuer”) and (5) the Banks named therein. Terms defined in the Letter of Credit Agreement have the same meanings in this Transfer Certificate.

1  [Transferor] (the “Bank”) hereby confirms the accuracy of the summary of its participation in the Letter of Credit Agreement set out in the Schedule below and requests [Transferee] (“the Transferee”) to accept and procure the transfer to the Transferee of such part of such participation specified in the Schedule by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Letter of Credit Agreement.

2  The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 22.4 of the Letter of Credit Agreement so as to take effect in accordance with the terms thereof on the business day following the date of receipt by it of this Transfer Certificate or (if later) on [specify date of transfer] subject only to the provisions of the Letter of Credit Agreement.

3  The Transferee confirms that it has received from the Bank a copy of the Letter of Credit Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the adequacy, accuracy or completeness of any such documents or information or the reasonableness of any representation, warranty, statement, projection or assumption contained therein or into the legality, validity, effectiveness, enforceability or admissibility in evidence of any such documents or information and further agrees that it has not relied and will not hereafter rely on the Bank to assess or keep under review on its behalf the business/operations, financial condition, prospects, creditworthiness, status or affairs of the Borrowers.

4  The Transferee hereby undertakes with the Bank and each of the other parties to the Letter of Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Letter of Credit Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

5  The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document delivered pursuant thereto and assumes no responsibility for the financial condition of any of the Borrowers or any other party to the Finance Documents or for the performance and observance by any of the Borrowers or any other such party of any of its obligations under any of the Finance Documents or any document delivered pursuant thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6  The Bank gives notice that nothing in this Transfer Certificate or in any of the Finance Documents (or any document delivered pursuant thereto) shall oblige the Bank (i) to accept a re-transfer from the Transferee of the whole or any part of its rights and obligations under the Agreement transferred pursuant to this Transfer Certificate or (ii) to support any losses directly or indirectly sustained or incurred by the Transferee by reason of the failure by any of the Borrowers or any other party to the Finance Documents (or any document delivered pursuant thereto) to perform or comply with its obligations under any of the Finance Documents or any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) and (ii) above.

7  The Transferee confirms that its Facility Office and address for notices for the purposes of the Letter of Credit Agreement are as set out in the Schedule.

8  The Transferee undertakes to pay to the Agent for its own account a transfer fee of [£500] as provided in Clause 22.7 of the Letter of Credit Agreement.

9  This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

THE SCHEDULE

Commitment	Portion Transferred

[Bank]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee

Facility Office:

Contact Name:

Account for payments:

Telephone:

Fax:

SCHEDULE 5

THE LETTER OF CREDIT FEES

1.  For the issuance of any Letter of Credit by the Issuer, an amount equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit, subject to a minimum fee of US$125 and a maximum fee of US$700;

2.  For the amendment of any Letter of Credit, the sum of US$75;

3.  For the examination or negotiation of any Letter of Credit payable at sight, an amount equal to one-eighth of one percent (0.125%) of the face amount of the Letter of Credit, subject to a minimum fee of US$100; and

4.  For the examination or negotiation of any Letter of Credit payable upon a certain time, an amount equal to seven-tenths of one percent (0.7%) per annum of the face amount of the Letter of Credit, subject to a minimum fee of US$100;

In each case plus all out-of-pocket costs, fees and expenses properly incurred by the Issuer (other than where such fees, costs or expenses are indemnified pursuant to Clause 4.8.2) in connection with the application for, issue of, amendment to, or examination or negotiation of any Letter of Credit, which shall be payable at the time of such application, issue, amendment, examination or negotiation.

THE BORROWERS

SIGNED for and on behalf of		)
TARRANT COMPANY LIMITED		)
by:		)

Address:	13th Floor, Lladro Centre
72-80 Hoi Yuen Road
Kwun Tong, Kowloon
Hong Kong

Fax:	852-2343 2801

Attention:	Mr Paul Lau and/or Mr Henry Chu		/s/ Paul Lau and Henry Chu

SIGNED for and on behalf of		)
MARBLE LIMITED		)
by:		)

Address:	13th Floor, Lladro Centre
72-80 Hoi Yuen Road
Kwun Tong, Kowloon
Hong Kong

Fax:	852-2343 2801

Attention:	Mr Paul Lau and/or Mr Henry Chu		/s/ Paul Lau and Henry Chu

SIGNED for and on behalf of		)
TRADE LINK HOLDINGS LIMITED		)
by:		)

Address:	13th Floor, Lladro Centre
72-80 Hoi Yuen Road
Kwun Tong, Kowloon
Hong Kong

Fax:	852-2343 2801

Attention:	Mr Paul Lau and/or Mr Henry Chu		/s/ Paul Lau and Henry Chu

THE AGENT AND ISSUER

SIGNED for and on behalf of                          )
UPS CAPITAL GLOBAL                              )
TRADE FINANCE CORPORATION          )
by:  Joseph Guerris                                              )    /s/    Joseph Guerris

Address:         35 Glenlake Parkway, NE, Atlanta, GA 30328, U.S.A.

Fax:                1 404-828-4408

Attention:        Kurt A. Niemeyer (Relationship Manager)